Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-259695) and on Form F-3 (File No. 333-264109) of Jowell Global Ltd. of our report dated May 13, 2024, with respect to the consolidated balance sheet of Jowell Global Ltd. as of December 31, 2023, the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year ended December 31, 2023, and the related notes, which report appears in the December 31, 2023 annual report on Form 20-F of Jowell Global Ltd.

/s/ Enrome LLP
Enrome LLP

Singapore.
May 13, 2024